EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




     We have issued our report dated February 7, 2000 accompanying the consolidated financial statements and schedule included in the Annual Report of Unitil Corporation and subsidiaries on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A filed on April 14, 2000, and our report dated June 9, 2000 accompanying the statements of changes in net assets for benefits of the Unitil Corporation Tax Deferred Savings and Investment Plan (the "Plan"). We hereby consent to the incorporation by reference of said reports in the Registration Statement of Unitil Corporation on Form S-8, relating to the Plan.

                                               /s/ Grant Thornton LLP

Boston, Massachusetts
July 26, 2000